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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports dated February 9, 1998 with respect to the financial statements of Chubb Life Insurance Company of America and subsidiaries and March 13, 1998 with respect to the financial statements of Chubb Separate Account C in Post-Effective Amendment No. 3 to the Registration Statement (Form S-6 No. 33-01781) and related Prospectus for the registration of units of interest in the JPF Separate Account C (formerly Chubb Sperate Account C) under survivorship flexible premium variable life insurance policies offered by Jefferson Pilot Financial Insurance Company (formerly Chubb Life Insurance Company of America).

                                                               ERNST & YOUNG LLP

Greensboro, North Carolina
December 1, 1998